Form 6342 (10-2015)
FOURTH AMENDMENT TO CREDIT AGREEMENT
This Fourth Amendment to Credit Agreement (“Amendment”) is made and entered into effective the 28th day of October, 2016, by and between Dakota Ethanol, L.L.C., a South Dakota limited liability company (hereinafter referred to as “Borrower”) and Farm Credit Services of America, FLCA and Farm Credit Services of America, PCA, (hereinafter referred to as “Lender”) to amend and modify the Credit Agreement dated May 15, 2013 (hereinafter referred to as the “Credit Agreement”). The Credit Agreement and underlying Loan Documents are modified only to the extent necessary to give effect to the terms of this Amendment, and the remaining terms of said Loan Documents, not otherwise inconsistent herewith, are ratified by the parties. Capitalized terms used but not otherwise defined herein have the respective meanings given to them in the Credit Agreement.
In consideration of the mutual agreements, provisions and covenants herein contained, and furthermore to induce Lender to consider financial accommodations for the Borrower under the terms and provisions of the Credit Agreement, the parties hereby agree as follows:

1.Exhibit ‘C’ (Borrowing Base) is hereby replaced by the new Exhibit ‘C’ attached hereto.

2.The following Sections are hereby revised and amended, to read:
Section 2.1.1 Loan Facility A (304761-69993). Lender agrees to advance sums to Borrower up to the aggregate amount of $10,000,000.00 (Maximum Principal Balance) until November 1, 2018 (Final Advancement Date). Each Advance made will reduce the funds available for future advances by the amount of the Advance. Repayments of principal will be available for subsequent Advances. The commitment under said Loan will be used by Borrower to finance its working capital and operating needs. Borrower agrees not to request or use such proceeds for any other purpose.

(a)Interest. Borrower hereby promises to pay interest on the principal indebtedness outstanding from time to time on each Advance from and including the date of such Advance and otherwise in accordance with statements issued by Lender. Interest shall be payable on the following dates, provided that interest accruing at the Default Rate, if applicable, shall be payable on demand.
Said interest shall be payable on the 1st day of each month continuing on November 1, 2016 at the following rate.
Interest shall accrue from the date of each Advance at a variable rate per annum equivalent to the One Month LIBOR Rate, plus 3.00%. The interest rate will continue to adjust higher or lower on November 15, 2016, and on the 15th of every month thereafter to reflect any change in the One Month LIBOR Rate and this higher or lower rate will thereafter apply to the outstanding principal indebtedness and remain in effect until a different rate of interest is established. The amount of any subsequent payments will be increased or decreased accordingly to reflect the different rate of interest without in any manner changing the due date of the payments. There is no limitation on the amount of the change in the interest rate.
The One Month LIBOR Rate is the London InterBank Offered Rate based on the LIBOR rate published on the last Business Day of the month in the 'Money Rates' column of the Wall Street Journal, rounded to the nearest 0.05%, defined therein as 'the Intercontinental Exchange Benchmark Administration Ltd. (or any successor administrator) average of interbank offered rates for dollar deposits in the London market.' If this index is no longer available, the Lender will select a new index which is based upon comparable information.

(b)Principal. Borrower hereby promises to pay principal, plus all accrued interest and any unpaid fees, costs or expenses in full on November 1, 2018 ('Maturity Date').
Section 2.5.2 Mandatory Prepayments. If, at any time, the outstanding unpaid principal amount on any Loan shall exceed the Maximum Principal Balance on said Loan or the Minimum Borrowing Base Margin is not maintained (as that term may be defined in this Agreement), Borrower shall immediately repay Advances in an amount sufficient to reduce the outstanding unpaid principal to the Maximum Principal Balance or an amount sufficient to restore the Minimum Borrowing Base Margin (if this Agreement provides for a Borrowing Base Report with respect to said Loan).

Form 6342 (10-2015)
Section 4.1 Collateral. As security for the payment and performance of all Obligations, Borrower hereby grants to Lender a security interest in certain personal property and a lien on certain real estate, including the following described property whether now owned or hereafter acquired wherever located in which Borrower has or claims an interest, and in all increases, additions, accessions and substitutions (“Collateral”):
Section 4.1.1 Goods and Equipment. All goods, equipment, titled and nontitled vehicles, rolling stock, machinery, inventory, parts, tools, furniture and fixtures (including any accessions, additions, improvements, attachments and accessories thereto, and all operating manuals, service records, maintenance logs and warranties applicable thereto).
Section 4.1.2 Farm Products. All farm products including, but not limited to, all poultry and livestock, together with all issue, products, replacements, and produce thereof; all feed, hay, grain, medicines, and supplies used or produced in connection therewith; and all contracts, leases, licenses, permits and privileges for water, pasture, or grazing purposes, all crops now growing or hereafter planted or grown, whether harvested, unharvested or stored; all products of crops and all seed, fertilizer, chemicals and supplies used or produced in connection with any crop, and all other supplies used or produced in Borrower's operations or sold as inventory, and the rights to payments associated with all or any of the foregoing including without limitation crop insurance or other insurance policies and proceeds related to any of the foregoing.
Section 4.1.3 Inventory and Goods. All inventory, work in process and other goods owned by Borrower, and any inventory consigned to or by any Borrower, with any third party of any nature.
Section 4.1.4 Accounts, General Intangibles, and Other Rights to Payment. All accounts, receivables, promissory notes, deposit accounts, margin accounts, commodity accounts, hedging accounts, contract rights, general intangibles (including, without limitation, patents, trademarks, copyrights and other intellectual property), payment intangibles, letters of credit, letter of credit rights and supporting obligations, chattel paper, investment property, documents, instruments, insurance proceeds, money, all government subsidies, tax refunds and other government payments or rights thereto and all other rights to payment now existing and hereafter acquired, from any and all sources.
Section 4.1.5 Books and Records. All books, records, ledger sheets or cards, reports, invoices, purchase orders, customer lists, mailing lists, files, correspondence, computer programs, tapes, disks and other documents or data processing software that at any time relates to any of the foregoing or are otherwise necessary or helpful in realizing on or collecting on any Collateral (the 'Books and Records').
Section 4.1.6 Investment Property/Hedging Accounts. All investment property, securities, commodity contracts, securities accounts, hedging accounts, commodity accounts, all commodity and securities entitlements and other rights contained in any such account.
Section 4.1.7 Fixtures/Irrigation Equipment/Construction Materials. All construction materials, fixtures and irrigation equipment including, without limitation, all silos, bins, removable structures, tanks, wells, pumps, motors, sprinkler systems and sprinkler heads, gear heads, pipe, and generators located on the real estate described in the mortgage(s) or deed(s) of trust pledged by mortgagor(s) or trustor(s), as therein defined, and as recorded in Lake County in the state of South Dakota.
Section 4.1.8 Real Estate Description (Fixtures and Irrigation Equipment: The above fixtures, irrigation equipment and construction materials are or will be located on the real estate described in the mortgage(s) or deed(s) of trust pledged by Dakota Ethanol, L.L.C., as therein defined, and as recorded in Lake County in the state of South Dakota
Section 4.1.9 Products and Proceeds. All products and proceeds of any of the above.
Collateral for the Loan includes any security interest or other lien on property granted to Lender under the terms of any Collateral Agreements executed by Borrower. Said security interest or other lien is continuing and shall include the proceeds and products of the Collateral, including, but not limited to, the proceeds of any insurance thereon.

Form 6342 (10-2015)

Borrower further agrees that if Collateral includes titled vehicles, Borrower grants Lender a power of attorney (which is coupled with an interest) to execute and file applications for certificates of title or similar documents, as Borrower’s agent and attorney-in-fact, all in such form and substance as Lender may determine.

Borrower agrees to execute and deliver security agreements and assignments of accounts / control agreements in form and substance satisfactory to Lender to grant Lender a first priority perfected security interest therein, with respect to any accounts that constitute Collateral. Lender agrees that it will not exert control over Borrowers' commodity accounts, as permitted by the terms of any security agreements and assignments of accounts and control agreements, unless an Event of Default exists or except to the extent Lender reasonably deems it necessary to take action to protect the Collateral.

Section 6.12 Borrowing Base. Borrower agrees to maintain a minimum Borrowing Base Margin in an amount equal to or greater than $0 ('Minimum Borrowing Base Margin'). Borrowing Base Margin shall mean the difference yielded after deducting the Borrowing Base Liabilities from the Borrowing Value of certain secured assets identified as Borrowing Base Assets included in and computed according to a Borrowing Base Report acceptable to Lender, an example of which is attached hereto as Exhibit C (Borrowing Base Report).

Borrower agrees to provide Lender with such Borrowing Base Report monthly (Reporting Period), or more often at the discretion of Lender, during the term of the Loan(s), commencing October 31, 2016. Notwithstanding the foregoing, Borrower will not be required to provide Lender a Borrowing Base Report for any December Reporting Period if there is no outstanding balance on Loan Facility A on the Report Date of that December Reporting Period. Said Borrowing Base Report shall be dated the last day of the Reporting Period (Report Date) and reflect true and accurate inventory and calculation of: Borrowing Base Assets; Borrowing Value; Borrowing Base Liabilities; and Borrowing Base Margin current through the end of the Reporting Period. Said Borrowing Base Report shall be completed by Borrower and provided to Lender no later than the 30th day following the Report Date, by ordinary mail or electronic transmission. No item shall be included in the Borrowing Base Report if such item is subject to any Lien, claim or security interest (other than that granted to Lender). Lender shall have the right, in its sole discretion, to adjust any values set forth in the Borrowing Base Report and such adjusted values will be the values for the determination of the Borrowing Base Margin.

Borrowing Base Assets shall mean those secured assets meeting the criteria to be listed as Borrowing Base Assets in the Borrowing Base Report.

Borrowing Value shall mean the total lending value based upon the designated advance rates of those assets listed as Borrowing Base Assets in the Borrowing Base Report.

Borrowing Base Liabilities shall mean the total of those liabilities listed as Borrowing Base Liabilities in the Borrowing Base Report.

If the Borrowing Base Margin is less than the Minimum Borrowing Base Margin for any Reporting Period, Borrower agrees to restore compliance with the Borrowing Base Margin within 30 days from the Report Date and that during said restoration period Lender may advance credit to Borrower as Lender may deem reasonable to protect its collateral. It is agreed that if Borrower cannot, or will not, reduce the total Borrowing Base Liabilities to an amount sufficient to restore compliance with the Minimum Borrowing Base Margin within said restoration period, Lender may deem said failure to be a material breach of this Agreement and an Event of Default.

Collateral for the Loan includes any security interest or other lien on property granted to Lender under the terms of any Collateral Agreements executed by Borrower. Said security interest or other lien is continuing and shall include the proceeds and products of the Collateral, including, but not limited to, the proceeds of any insurance thereon.

Borrower further agrees that if Collateral includes titled vehicles, Borrower grants Lender a power of attorney (which is coupled with an interest) to execute and file applications for certificates of title or similar documents, as Borrower’s agent and attorney-in-fact, all in such form and substance as Lender may determine.
Borrower hereby represents and warrants to the Lender that, after giving effect to this Amendment, (i) no Default or Event of Default exists under the Credit Agreement or any of the other Loan Documents and (ii) the representations and warranties set forth in the Credit Agreement are true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date).

Form 6342 (10-2015)
Borrower hereby ratifies the Credit Agreement as amended and acknowledges and reaffirms (i) that it is bound by all terms of the Credit Agreement applicable to it and (ii) that it is responsible for the observance and full performance of its respective obligations.
Borrower hereby certifies that the person(s) executing this Amendment on behalf of Borrower is/are duly authorized to execute such document on behalf of Borrower and that there have been no changes in the name, ownership, control, organizational documents, or legal status of the Borrower since the last application, loan, or loan servicing action; that all resolutions, powers and authorities remain in full force and effect, and that the information provided by Borrower is and remains true and correct.
This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement. Delivery of executed counterparts of this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.
THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEBRASKA. A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA LAW. TO PROTECT YOU AND US FROM ANY MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING OR OFFER TO FOREBEAR REPAYMENT OF MONEY OR TO MAKE ANY OTHER FINANCIAL ACCOMMODATION IN CONNECTION WITH THIS AMENDMENT MUST BE IN WRITING TO BE EFFECTIVE.
This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
IN WITNESS WHEREOF, the parties hereto have set their hand effective the day and year first above written.
BORROWER:
Dakota Ethanol, L.L.C.,
a South Dakota limited liability company

By:
Scott Mundt, Chief Executive Officer
Address for Notice: P.O. Box 100, Wentworth, South Dakota 57075
LENDER:
Farm Credit Services of America, FLCA
Farm Credit Services of America, PCA
By:
Name:
Title: